Exhibit 99.1

Hi-Tech Pharmacal Reports Sales of $56.2 Million and EPS of $1.05 for the First Quarter Ended July 31, 2011

AMITYVILLE, N.Y. - September 7, 2011 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the Company’s fiscal first quarter ended July 31, 2011.

Quarterly Results
Net sales for the three months ended July 31, 2011 were $56,211,000, an increase of $16,902,000 or 43% compared to the net sales of $39,309,000, for the three months ended July 31, 2010.

Net sales for generic pharmaceuticals for the three months ended July 31, 2011 were $48,969,000, an increase of $16,684,000 or 52%, compared to sales of $32,285,000 for the respective prior fiscal period. The increase was primarily due to stronger sales of Fluticasone Propionate nasal spray. Sales of Fluticasone Propionate increased to $26,200,000 from $11,700,000 in the comparable quarter as the Company sold more units at a higher average price. The Company also benefited from sales of Gabapentin oral solution, launched in February 2011, and Levofloxacin oral solution, launched in June 2011.

ECR Pharmaceuticals contributed $3,707,000 to sales in the current period, an increase of $213,000 or 6%, compared to sales of $3,494,000 for the respective fiscal 2011 period. The increase was primarily due to sales of recently acquired products. These increases were partially offset by lower sales of the Lodrane® line of antihistamines.

Net sales for the Health Care Products division, which markets the Company’s OTC branded products, were $3,535,000, an increase of $5,000 compared to $3,530,000 reported for the same period last year.

Cost of goods sold increased to $22,975,000 or 41% of net sales, for the three months ended July 31, 2011 from $16,767,000, or 43% of net sales, for the three months ended July 31, 2010. The decrease in cost of goods sold as a percentage of net sales is primarily due to increased sales of Fluticasone Propionate nasal spray at higher average prices. Additionally, newly launched products such as Gabapentin oral solution and Levofloxacin oral solution have higher than average margins.

Research and product development costs for the three months ended July 31, 2011 increased to $3,399,000, compared to $1,946,000 for the same period ended July 31, 2010. The Company has increased spending on internal projects for the generic division including three generic projects requiring clinical trials which it has undertaken with partners.

Selling, general and administrative expense increased to $9,571,000 from $9,020,000 for the three months ended July 31, 2011 and 2010, respectively. This increase is primarily due to increased advertising in the Health Care Products division and increased amortization associated with ECR Pharmaceuticals.

For the three months ended July 31, 2011, the Company recorded net income from continuing operations of $13,773,000 or $1.05 per diluted share, or 58% compared to net income of $8,675,000 or $0.66 per diluted share, for the same period in the prior year.

David Seltzer, President and CEO, commented on the results: “We are pleased with our strong performance this quarter. In particular, our success with Fluticasone Propionate nasal spray has enabled us to reinvest in the business which can be seen in both the increased R&D spending and the addition of several product lines to the ECR business."

Conference call information
The Company will hold a conference call today to discuss its financial results at 10 a.m. Eastern Time.

To access the conference call, dial toll free 866-788-0538, or 857-350-1676 for international callers, five minutes before the conference. The passcode of the conference call is 33891295.

A replay of the conference call will be available after 1:00 p.m. on September 7, 2011, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 99393536.

Other Information
Hi-Tech currently has fourteen products awaiting approval at the FDA, targeting brand and generic sales of nearly $1 billion, including one product for which the Company has a financial interest which was filed by another company. In addition, Hi-Tech has approximately twenty products in active development targeting brand sales of over $4 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of OTC products for the diabetes marketplace. Hi-Tech's ECR Pharmaceuticals subsidiary markets branded prescription products.

This press release contains certain future projections and forward-looking statements (statements which are not historical facts) with respect to the anticipated future performance of Hi-Tech made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such future projections and forward-looking statements are not assurances, promises or guarantees and investors are cautioned that all future projections and forward-looking statements involve significant business, economic and competitive risks and uncertainties, many of which are beyond Hi-Tech's ability to control or estimate precisely, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results, loss of customers or employees, the possibility that legal proceedings may be instituted against Hi-Tech and other results and other risks detailed from time to time in Hi-Tech's filings with the Securities and Exchange Commission. The actual results will vary from the projected results and such variations may be material. These statements are based on management's current expectations and assumptions concerning the future performance of Hi-Tech and are naturally subject to uncertainty and changes in circumstances. No representations or warranties are made as to the accuracy or completeness of any of the information contained herein, including, but not limited to, any assumptions or projections contained herein or forward-looking statements based thereon. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made, except to the extent specifically dated as of an earlier date. Hi-Tech is under no obligation, and expressly disclaims any such obligation, to update, alter or correct any inaccuracies herein, whether as a result of new information, future events or otherwise.

Contact Information:  Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Three Months Ended

	(Unaudited)	(Unaudited)
	7/31/2011	7/31/2010
Net sales	$56,211,000	$39,309,000
Cost of goods sold	22,975,000	16,767,000

Gross profit	33,236,000	22,542,000

Selling, general and administrative expenses	9,571,000	9,020,000
Research and product development costs	3,399,000	1,946,000
Royalty income	(566,000)	(1,044,000)
Contract research (income)	(27,000)	(188,000)
Interest expense	15,000	10,000
Interest (income) and other	(24,000)	(38,000)
Total	$12,368,000	$9,706,000

Income from continuing operations before income taxes	20,868,000	12,836,000
Provision for income taxes	7,095,000	4,311,000

Income from continuing operations	13,773,000	8,525,000
Income from discontinued operations, net of tax	0	150,000
Net income	$13,773,000	$8,675,000

Basic earnings per share:
Continuing operations	1.08	0.68
Discontinued operations	0.00	0.01
Basic earnings per share	$1.08	$0.69

Diluted earnings per share:
Continuing operations	1.05	0.66
Discontinued operations	0.00	0.01
Diluted earnings per share	$1.05	$0.67

Weighted average common shares outstanding – basic	12,726,000	12,569,000

Effect of potential common shares	423,000	398,000
Weighted average common shares outstanding – diluted	13,149,000	12,967,000